Exhibit 4.2

GUARANTEE OF AMERICAN INTERNATIONAL GROUP, INC.

GUARANTEE, dated as of July 26, 2018, by American International Group, Inc., a Delaware corporation (the “Guarantor”), in favor of (i) the holders (the “Series A Holders”) of the depositary shares (the “Series A Depositary Shares”), each representing 1/1,000th interest in a share of the 5.875% Non-Cumulative Preference Shares, Series A (the “Series A Preference Shares”), of Validus Holdings, Ltd., a Bermuda exempted company and indirectly 100% owned subsidiary of the Guarantor (the “Company”), created pursuant to the Certificate of Designations, dated as of June 13, 2016 (the “Series A Certificate”), (ii) the holders (the “Series B Holders” and together with the Series A Holders, the “Holders”) of the depositary shares (the “Series B Depositary Shares” and together with the Series A Depositary Shares, the “Depositary Shares”), each representing 1/1,000th interest in a share of the 5.800% Non-Cumulative Preference Shares, Series B (the “Series B Preference Shares” and together with the Series A Preference Shares, the “Preference Shares”), of the Company, created pursuant to the Certificate of Designations, dated as of June 20, 2017 (the “Series B Certificate” and together with the Series A Certificate, the “Certificates”), and (iii) Computershare Trust Company, N.A., as depositary (the “Depositary” and together with the Holders, the “Guaranteed Parties”).

1.             Guarantee. In order for the Company to avail itself of the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which permit an issuer of registered securities to substantially reduce its Exchange Act reporting obligations if such issuer’s payment obligations with respect to such securities are guaranteed by its parent company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Parties and their respective successors, endorsees and assigns the prompt payment when due, subject to any grace period applicable to the Company, of all present and future payment obligations of the Company to the Guaranteed Parties arising out of the Certificates, including, for the avoidance of doubt, the Guaranteed Payments (the “Obligations”). “Guaranteed Payments” shall mean the following payments or distributions, without duplication, with respect to the Preference Shares then outstanding, to the extent provided for in one or both of the Certificates and to the extent not paid when payable by the Company: (i) any accumulated and unpaid dividends payable to holders of the Preference Shares in accordance with the terms of the Preference Shares set forth in the applicable Certificate that have been properly declared by the board of directors of the Company on the Preference Shares, (ii) the amount payable by the Company on redemption of the Preference Shares in accordance with the terms set forth in the applicable Certificate upon shares of Preference Shares duly called for redemption, including all accumulated and unpaid dividends (the “Redemption Price”), and (iii) the aggregate of the liquidation amount payable by the Company upon the Preference Shares in accordance with the terms set forth in the applicable Certificate and any unpaid dividends, whether or not declared, without regard to whether the Company has sufficient assets to make full payment, upon a voluntary or involuntary dissolution, winding-up or liquidation of the Company.

2.             Nature of Guarantee. The Guarantor’s obligations hereunder shall not be affected by the existence of any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor not available to the Company. The Guarantor agrees that the Guaranteed Parties may resort to the Guarantor for payment of any of the Obligations whether or not the Guaranteed Parties shall have proceeded against the Company or any other obligor principally or secondarily obligated with respect to any of the Obligations. The Guaranteed Parties shall not be obligated to file any claim relating to the Obligations in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Parties to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Parties in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. The Guarantor reserves the right to assert defenses which the Company may have to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of the Company and other defenses expressly waived hereby. This Guarantee is solely for the benefit of the Guaranteed Parties and is not separately transferable from the Preference Shares.

3.             Expenses. The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of the Guaranteed Parties’ counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Parties hereunder; provided, that the Guarantor shall not be liable for any expenses of the Guaranteed Parties if no payment under this Guarantee is due.

4.             Subrogation. Upon payment of any of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Parties against the Company with respect to such Obligations and the Guaranteed Parties agree to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

5.             No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Parties of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time.

6.             Assignment. Neither the Guarantor nor the Guaranteed Parties may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guarantor or the Guaranteed Parties, as the case may be.

7.             Notices. All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Guarantor at:

American International Group, Inc.

175 Water Street

New York, NY 10038

Attention: Corporate Secretary

Facsimile: (844) 662-5937

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or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Parties in a written notice delivered to the Guaranteed Parties.

8.             Termination. This Guarantee shall terminate and be of no further force and effect upon the earliest of: (i) full payment of the Redemption Price of all Preference Shares, (ii) full payment of the amounts payable to or for the Holders in accordance with the Certificates upon liquidation, dissolution or winding up of the Company, and (iii) such date when no shares of Preference Shares are outstanding. Notwithstanding the foregoing, this Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder is required by any court or otherwise pursuant to law to return to the Company or Guarantor payment of any sums paid by the Company and guaranteed by the Guarantor, or any Guaranteed Payments.

9.             GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

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IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Guaranteed Parties as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Alon Neches
Name:	Alon Neches
Title:	Vice President and Treasurer

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